FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.	Name and Address of Reporting person*		2.	Date of Event Requiring Statement for (Month/Day/Year)			4.	Issuer Name and Ticker or Trading Symbol
Zumpano, Lisa Gaye			April 23, 2003				Countryside Review
(Last)	(First)	(Middle)
7225 Blenheim Street			3.	IRS or Social Security Number or Reporting Person (Voluntary)	5.	Relationship of Reporting Persons to Issuer (Check all applicable)		6.	If amendment, Date of Original (Month/Day/Year)
(Street)
Vancouver, B.C. Canada V6N 1S2						[X] Director	[ ] Owner	7.	Individual or Joint/Group Filing (Check Applicable line)
						[X] Officer	[ ] Other	[X] [X] [ ] [ ]	Form filed by One Reporting Person Form Filed by more than One reporting person
(City)	(State)	(Zip)				(give Title below)
*If the Form is filed by more than one Reporting Person, see Instructions 5(b)(v)						Secretary, Treasurer

Table 1-Non Derivative Securities Beneficially Owned
1.	Title of Security (Instr.4)	2.	Amount of Security Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr.5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

Common Stock				D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned

(eg. Puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)	3.	Title and amount of Securities Underlying Derivate Security (Instr. 4)	4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security; Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of indirect Beneficial Ownership (Instr. 5)
		Date Exercisable	Expiry date	Title	Amount or Number of Shares

Explanation of Responses:

**Intentional misstatements or omission of facts constitute Federal Criminal Violations	/s/ Lisa Zumpano	4/11/03
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)	** Signature of Reporting Person	Date

Note:   File three copies of this Form, one of which must be signed. If space provided is insufficient, See Instruction 6 for procedure.